UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;

•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;

•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to recruit, develop, and retain qualified employees;

•	liability for any losses that result from errors in our automated advisory tools;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;

•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;

•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;

•	artificial intelligence and related new technologies that may present business, compliance and reputational risks;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;

•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and

•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: September 8, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through June 30, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

To share information in as timely a manner as possible, we will be publishing our response to June questions in two installments. This is the first of the installments.

Compensation

1.	Management’s MSU plan is based on 3-year TSR targets, and we applaud this long-term thinking. The payout targets are set such that management receives a 100% payout if the 3-year TSR is 20%, and a 200% payout if 3-year TSR is 70%. Given the recent underperformance of MORN shares relative to peers, why is a 3-year hurdle rate of 20% appropriate to earn a 100% payout? This does not seem challenging given what long-term equity returns are, and the erosion in MORN shareholder value that has occurred recently. Does MORN think these hurdles are consistent with running a shareholder-friendly business?

We believe that the 100% payout target for delivering 20% TSR (Total Shareholder Return) is appropriate. Aligning management incentives with shareholder returns is an important part of our compensation philosophy. Given that TSR is based on absolute rather than relative return and is therefore somewhat dependent on broader market activity, we split the annual MSU award into two grants each year to help smooth the effect of short-term market volatility. This practice results in grants at various prices over time. For example, some of the currently outstanding grants were made slightly below $200 per share, and some were made slightly above $300 per share. At current stock prices, some outstanding awards would have some level of payout and some awards would not pay out at all. In addition, our MSUs are valued using a Monte Carlo simulation which implies some probability of future stock prices. The implied value of each award is factored into the number of MSUs granted annually.

Our compensation committee reviews and approves all compensation practices. Our goal is to have pay structures that are aligned with best practices and the committee works closely with external consultants and considers industry benchmarks and peer practices to determine what’s best for Morningstar. In 2020, we increased our TSR hurdle from 10% to 20%, due in part to shareholder feedback.

We appreciate your feedback and will provide it to our compensation committee. The committee determines threshold payments annually.

2.	In management’s annual incentive plan, the key metrics that financial performance is evaluated on are Adjusted Revenue and Adjusted EBITDA. You have previously shared the calculation for Adjusted EBITDA and noted that this metric excludes incentive compensation costs. Presumably incentive compensation is paid to employees when the company performs well, which in turn drives higher Adjusted Revenue. Why is management being rewarded for the upside that comes from employee outperformance in Adjusted Revenue, but excluded from bearing the costs since these are not counted in Adjusted EBITDA? This does not seem like a compensation best practice that is consistent with Morningstar’s ethos.

Adjusted EBITDA, a non-GAAP financial measure used in management’s annual incentive plan, excludes the impact of certain items, including expected incentive compensation costs, foreign currency fluctuations, capitalized software development costs and acquisitions and divestitures and associated costs. The Adjusted EBITDA metric is used to set performance goals and calculate the bonus and is based on a “pre-bonus” number to incorporate the underlying performance of the business, consistent with our ongoing evaluation of performance. Adjusted EBITDA also excludes stock-based compensation which is a non-cash expense and not tied to annual performance measurements.

As we noted in a related question this month, the compensation committee reviews and approves all compensation practices, which includes regular evaluations of our annual incentive plans and benchmarks relative to market practice. We carefully monitor the impact of incremental Adjusted Revenue on the bonus by measuring the “sharing ratio,” expressed as projected bonus payout as a percentage of Adjusted EBITDA. Our Board of Directors has the discretion to limit the bonus if the sharing ratio is not aligned with expectations.

3.	As of 3/31/23 MORN has 12,411 employees, a 24% increase in the last 12 months. Over the same period, expenses (defined as revenue less adjusted operating income) increased from $375m to $428m, a 14% increase. Given that approximately two-thirds of the expense is employee compensation and benefits, this would suggest that the compensation and benefit expense per employee has declined. Is that correct? Can you shed some information on why that may be the case? Is this a function of the types of roles that MORN has hired for, and the location of those new employees?

Yes, you’re correct that that adjusted operating expense per average employee declined in the first quarter of 2023, relative to the prior-year period, a trend that continued into the second quarter of 2023 relative to the prior-year period. As you note, total compensation and benefits and related costs (including commissions and stock-based compensation) have historically accounted for roughly two-thirds of operating expenses, as they did in 2021 and 2022. Those expenses have declined on a per employee basis, due in part to the increased proportion of our employee base located in India, where our labor costs are lower than in many other markets. The decline also reflects our efforts to control costs in other discretionary categories including professional fees, travel, and marketing.

Morningstar Sustainalytics

4.	How is the climate suite differentiated from incumbent solutions that have gained meaningful adoption to-date? What is the go-to-market motion for Sustainalytics's new climate suite?

Our climate solutions are differentiated in several key ways. For starters, they provide detailed asset-level data to assist with granular decision making. Our ratings are not only designed to flag risk or commitments, but also to provide insights into management structure and actions taken to meet public commitments. Additionally, our offerings are designed to help clients measure and assess climate transition risk within portfolio companies while also allowing users to identify physical risks related to real estate and infrastructure.

The go-to-market motion for climate solutions is led by the Morningstar Sustainalytics sales and success teams, supported by product marketing working closely together with the Morningstar Indexes team, especially in the institutional space. We have specific sales motions for both existing clients and new logos and have aligned incentives across teams to drive activity and engagement.

We have three areas of focus for the remainder of the year. For starters, we are focused on increasing our ESG thought leadership and voice. We are also working to better leverage the broader Morningstar sales teams to capture opportunities from their existing client base. We see a significant opportunity with Morningstar clients who already use Morningstar’s managed product holdings data to drive research and reporting opportunities for Morningstar Sustainalytics. Finally, with the closer alignment of Morningstar Sustainalytics and Morningstar Indexes, we are leveraging our index capabilities as a delivery channel for all our climate intellectual property. This enables us to offer clients end-to-end solutions from portfolio construction to implementation, while leveraging the go-to-market footprint of Morningstar Indexes.

Asset-based Products

5.	Beyond annual disclosures in the 10-K, can you share any more data around flows for MORN’s asset-based products? Can you share some information on how the assets in these products are invested, and whether there are any good publicly available proxies that investors can use to estimate the quarterly market value gains and losses of these assets?

Morningstar has three large asset-based products, with different underlying asset mixes.

For Workplace Solutions, we see variability around the asset mix of the underlying investments, depending on the provider, the plan, and the participant. That said, for the managed accounts business, we consider a 60% equity/35% bonds/5% cash allocation as a high-level, rough proxy.

For Investment Management, the asset allocations also vary across products and the geographic breakdown will be different for our US and international wealth products. Here we consider a roughly 60% equity/40% bond allocation as broadly representative of the asset mix for Managed Portfolios.

More than 95% of the assets in products that track Morningstar Indexes are invested in equity-focused vehicles with the remainder in a mix of fixed-income, leveraged-loan, and multi-asset products.

We’re evaluating more frequent disclosures of net flows to our asset-based products. In the meantime, we can share that Morningstar Indexes and Workplace Solutions both experienced positive net inflows for the year-to-date through June 2023. Managed Portfolios, Investment Management’s flagship offering which accounts for a large share of its revenue and is the focus of our recent investments, experienced positive net inflows for the year-to-date through June 2023, driven by strong net flows outside the U.S. while flows in the U.S. were close to flat.

PitchBook

6.	In the 10-K, you cite key competitors for PitchBook as being CB Insights, Preqin, and Capital IQ. Some of your publicly listed peers also have products in the private market space. Can you compare PitchBook to what FactSet and MSCI are doing in private markets? Do you also consider these companies to have competitive products with PitchBook, or are they substantially different?

PitchBook offers more extensive private market coverage across all entity types (companies, investors, deals, funds, and service providers) than FactSet or MSCI. Another differentiator is PitchBook’s suite of tools and features, which is designed to support core private market workflows such as company discovery, deal execution, allocation, benchmarking, and fundraising. FactSet and MSCI lack comparable workflow functionalities.

7.	What is stopping PitchBook from tailoring its extensive private market database for risk, compliance, trade credit, and know your customer/anti-money laundering use cases? Dun & Bradstreet and Bureau van Dijk (now Moody’s) have built sizable businesses addressing these areas, and the core data assets seem adjacent to PitchBook’s existing offering.

We are focused on executing our plan in PitchBook’s core business, where we see significant opportunities. While entirely legitimate use cases, we do not see know-your-customer or anti-money-laundering use cases as a core part of PitchBook’s current strategy at this time. As we consider future development of the PitchBook product, the use cases you cite could be potential areas of expansion, possibly in partnership with third-party application developers that would incorporate PitchBook data. Your example highlights the myriad of ways that PitchBook data can be used and underscores its value.

Morningstar Data

8.	Could you please disclose a rough breakdown of Morningstar Data revenue by end user and/or distribution channel? For example, roughly what percent of Data revenue is derived through owned-and-operated platforms like Morningstar Direct / Office / Advisor Workstation, online finance platforms like Yahoo! Finance, non-owned-and-operated workflow solutions like Bloomberg, FactSet, etc.?

Revenue included in the Morningstar Data key product area reflects data feeds to third parties and does not include revenue related to Morningstar Direct or other Morningstar platforms that feature our data prominently. Morningstar Data revenue includes sales of managed investment data, equity data, and fixed-income securities data. Morningstar Data’s clients include asset and wealth managers, and redistributors. Data sold to redistributors powers third-party applications and platforms and accounts for roughly one-fifth of Morningstar Data annual contract value as of June 2023. Clients in this segment span a relatively broad group of companies including online investment platforms that serve individuals and advisors, financial data integrators, and/or asset managers.

Morningstar Indexes

9.	What is the best way for external stakeholders to track the growth of AUM linked to Morningstar Indexes?

We disclose the asset value linked to Morningstar Indexes in the supplemental data table in our quarterly earnings release. As of June 30, 2023, assets linked to Morningstar Indexes totaled $169.8 billion, an increase of 26.8% over the prior-year period.

To track the assets under management and estimated net flows of open-end and exchange-traded funds that track Morningstar Indexes, you can create a search in Morningstar Direct. Select the universe “Funds (Open End and Exchange-Traded Funds)” and use the following parameters:

-	Primary Prospectus Benchmark Contains “Morn”

-	Index Fund = “Yes”

-	Oldest Share Class = “Yes”

Note that this will capture the vast majority of assets in investable products that track Morningstar Indexes, although there are a few products that do not report holdings to Direct.

Other Revenue

10.	What products/business segments are the biggest contributors to revenue, outside of the disclosed “key product area revenue” business segments?

Our key product areas represent our largest products based on revenue contribution. Beyond our key product areas, our other large product areas include:

-	Leveraged Commentary & Data (LCD), which includes private credit and leveraged loan data and research. Note that we are in the process of integrating LCD research, news, and data into the PitchBook platform. LCD-related revenue is not currently included in the revenue we report for PitchBook.

-	Morningstar Research products, the largest of which is our Research Distribution product, which includes licensing and packaging of research, including ratings, written analysis and reports, and other content produced by our equity research, manager research, and quantitative research teams.

-	Morningstar Indexes

-	Morningstar Dynamic Service APIs, formerly named Morningstar Enterprise Components, a product that features built-in, on-the-fly services for calculations and aggregations that help institutional clients build customized websites or enhance their existing solutions enriched with Morningstar’s independent data and research.

-	Profiles and Morningstar Direct Reporting, which allow clients to harness Morningstar data and analytics to create and distribute a wide range of reports for every phase of a product’s life cycle, from product creation and internal recommendations to client sales and end-investor reporting including regulatory and compliance requirements.

-	Morningstar Investor and our other global individual investor premium products

-	Ad sales for Morningstar.com

-	Morningstar Office, an all-in-one practice and portfolio management software for RIAs, with workflows including client performance reporting, investment research, ESG analysis, advanced risk metrics, planning/proposal tools, fee billing, account aggregation, tax-aware rebalancing, all within a single cloud-based platform.

Morningstar’s Founder

11.	Joe Mansueto has had a 10b5-1 plan since 2018 and has been a regular seller of MORN shares. We observe that the number of shares he has sold has been fairly consistent over time, although the sales declined in Q2 of 2022, and were paused altogether in Q2 of 2023 until 5/30. Can you give some insight into what drives the selling under the plan? We observe that share sales are somewhat tied to the price of MORN stock, but would like to understand better how the plan correlates to the share price and to what extent Joe Mansueto is active in deciding when the plan should be active or suspended?

Joe Mansueto has filed annual 10b5-1 plans to sell a portion of his Morningstar shares to diversify his investments. His annual plan set trading to begin on May 1st, several months after the release of our 10-K and year-end earnings. The plan spreads its sales evenly over the next four quarters. This year the SEC changed the regulations to require a longer “cooling off” period between filing a plan and its first trade. This year the plan began on May 29th instead of May 1st. This accounts for the pause you noticed in 2023.

Joe has never suspended a 10b5-1 plan once it has been filed. He has set simple trading rules designed to minimize downward pressure on the Morningstar share price and allow for the plan to complete its sales over the course of a year. He uses a dollar-cost-averaging approach to his sales.

The only exception to the annual plan was in 2022 when he split his plan into two six-month plans due to uncertainty over capital gains tax rates with the new administration.

We’ve provided Joe’s annual 10b5-1 annual sales amounts and the percentage of his holdings as of March 1st of the year that it represents:

2018	1.6 million	6.61%
2019	1.6 million	7.01%
2020	1.6 million	7.59%
2021	1.6 million	8.27%
2022	0.8 million (total of two six-month plans)	4.52%
2023	0.7 million	4.20%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 8, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer